Exhibit 10.72

CMGI, INC.

SUMMARY SHEET

OF

EXECUTIVE OFFICERS COMPENSATION

EXECUTIVE OFFICERS

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Human Resources and Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following table sets forth the annual salary rates (effective November 1, 2007), target bonus and target grant under the Company’s FY 2008 Performance Based Restricted Stock Bonus Plan for the Company’s executive officers.

Name	Base Salary	Target Bonus (as % of base salary)	Target Grant Under FY 2008 Performance Based Restricted Stock Bonus Plan
Joseph C. Lawler	$645,000	125%	N/A
Steven G. Crane	$400,000	60%	90,000
Peter L. Gray	$300,000	50%	90,000
Mark J. Kelly	$315,000	60%	90,000
William R. McLennan	$400,000	60%	150,000
David J. Riley	$238,000	50%	90,000
Scott D. Smith	$400,000	60%	90,000